Exhibit 99.1

New Release

Intelsat Announces Proposed Offerings of Senior Notes and Repayment of Loans

Pembroke, Bermuda, July 15, 2008

Intelsat, Ltd., the world’s leading provider of fixed satellite services, today announced that its subsidiary, Intelsat Corporation (“Intelsat Corp”), intends to offer an aggregate principal amount of approximately $658.1 million of 9 1/4% senior notes due 2014 and an aggregate principal amount of approximately $580.7 million of 9 1/4% senior notes due 2016 (together, the “notes”), the net proceeds of which, together with cash on hand, will be used to repay in full Intelsat Corp’s outstanding senior unsecured backstop loan credit agreements (the “Backstop Loans”).

The Backstop Loans being repaid with the proceeds of the notes were incurred in connection with the funding of the change of control offers required by Intelsat Corp as a result of the acquisition of Intelsat Holdings, Ltd., the indirect parent of Intelsat Corp, by an entity formed by funds advised by BC Partners Holdings Limited, Silver Lake Partners and certain other equity investors.

The notes referred to above will be offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Intelsat

Intelsat is the leading provider of fixed satellite services (FSS) worldwide, delivering advanced transmission access for information and entertainment to some of the world’s leading media and network companies, multinational corporations, Internet service providers and governmental agencies. Intelsat also offers seamless service for voice, data and video transmission unmatched in the industry. With the globalization of content, broadband, telecom, HD and IPTV fueling next-generation growth, the ever-expanding universe of satellite communications is the cornerstone of today’s Intelsat. Real-time, advanced communications with people anywhere in the world is closer, by far.

Contact Dianne VanBeber dianne.vanbeber@intelsat.com +1 202 944 7406

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2007 and Intelsat’s other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #